Exhibit 99.1

PLACER SIERRA BANCSHARES PRESS RELEASE

AUGUST 1, 2006

For more information contact:

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Ronald W. Bachli, Chairman & CEO	Tony Rossi
David E. Hooston, Chief Financial Officer	(310) 854-8317
(916) 554-4750

PLACER SIERRA BANCSHARES REPORTS NET INCOME OF $6.2 MILLION

FOR THE SECOND QUARTER OF 2006

Sacramento, California – August 1, 2006 - Placer Sierra Bancshares (NASDAQ: PLSB), a $2.7 billion asset commercial banking company serving the Northern, Central and Southern California markets, today announced financial results for the quarter ended June 30, 2006.

Net income for the quarter ended June 30, 2006 was $6.2 million, compared with net income of $6.1 million for the same period of the prior year. The Company recorded earnings of $0.36 per diluted share in the second quarter of 2006, compared with $0.40 per diluted share in the second quarter of 2005. The decline in diluted earnings per share from the prior year is attributable to the increase in the level of average weighted shares outstanding following the issuance of shares for the acquisition of Southwest Community Bancorp (Southwest) as of the close of business on June 9, 2006. Net income for the second quarter of 2006 includes losses totaling $622,000 ($360,000 net of taxes), or $0.02 per diluted share, including a $500,000 loss related to the bankruptcy of a vendor of Bank of Orange County (BOC) prior to the acquisition of BOC by the Company and a $122,000 loss related to the settlement of a lawsuit filed against the Company.

Commenting on the second quarter, Ron Bachli, Chairman and Chief Executive Officer of Placer Sierra Bancshares, said, “The integration of Southwest Community Bancorp has gone smoothly, and we are benefiting from the addition of its low-cost deposit base. These acquired deposits are helping to offset continued pressure on our net interest margin, as competition and pricing for deposits has increased faster than expected. During the second quarter, we also continued to experience solid loan production, including an increase in fees for CRE loans referred to third parties compared to the first quarter, as well as tight expense control despite continued investment in our business development functions.”

INCOME STATEMENT

NET INTEREST INCOME

Net interest income for the second quarter of 2006 was $23.3 million, compared to $20.5 million for the same period of 2005. The year-over-year increase in net interest income reflects the growth in average interest earning asset balances of 12.1% for the second quarter of 2006 compared to the second quarter of 2005, and an increase in the Company’s net interest margin.

NET INTEREST MARGIN

Net interest margin for the second quarter of 2006 was 5.25%, an increase of six basis points as compared to 5.19% during the second quarter of 2005, and an increase of 14 basis points compared to 5.11% during the first quarter of 2006. The increase in net interest margin from the first quarter of 2006 is primarily attributable to the addition of

Southwest’s low-cost deposit base during the second quarter, partially offset by increased funding costs throughout the remainder of the Bank’s operations.

During the second quarter of 2006, the yield on average earning assets increased to 6.99% from 6.78% for the first quarter of 2006. The yield on average loans and leases held for investment, net of deferred fees and costs, increased to 7.41% for the second quarter of 2006 from 7.22% for the first quarter of 2006. The increase in the yield on earning assets and average loans principally reflects the impact on loans tied to indexes associated with the prime rate as the rising interest rate environment continues.

The cost of deposits increased four basis points to 1.48% in the second quarter of 2006 from 1.44% for the first quarter of 2006. The cost of deposits increased principally due to increased rates paid on interest bearing core deposits in order to attract funding to support loan growth. The overall cost of interest bearing liabilities increased to 2.49% for the second quarter of 2006 compared to 2.34% for the first quarter of 2006. These increases are primarily due to both the repricing of the Company’s borrowings in a higher interest rate environment and the increase in the cost of deposits.

NON-INTEREST INCOME

Total non-interest income for the second quarter of 2006 was $4.6 million, compared with $4.1 million for the second quarter of 2005 and $3.7 million for the first quarter of 2006. The growth in non-interest income over the second quarter of 2005 and the first quarter of 2006 was primarily attributable to a $405,000 gain on the sale of loans in the second quarter of 2006. No loans were sold in 2005 or the first quarter of 2006. The increase in non-interest income over the first quarter of 2006 is also due to a $187,000, or 10.2%, increase in service charges and fees on deposit accounts, a $192,000, or 26.2%, increase in referral and other loan-related fees, and a $121,000, or 61.7%, increase in revenues from sales of non-deposit investment products.

NON-INTEREST EXPENSE

Total non-interest expense for the second quarter of 2006 was $17.7 million, compared with $14.5 million for the second quarter of 2005 and $15.4 million for the first quarter of 2006. The year-over-year and quarter-over-quarter increases reflect an accrual for the estimated loss of $500,000 relating to a bankrupt vendor and a $122,000 settlement of a lawsuit filed against the Company, as discussed above. In addition, salaries and benefits costs increased principally due to the acquisition of Southwest and reflects the growing complexity of our company. Salaries and benefits expense in 2006 also includes the impact of expensing stock options and restricted stock grants made during 2006. There were no such expenses included in 2005.

EFFICIENCY RATIO

The Company’s efficiency ratio for the second quarter of 2006 was 63.54%, compared to 59.05% in the second quarter of 2005 and 62.99% for the first quarter of 2006. The increase in the efficiency ratio in the second quarter of 2006 compared to the first quarter of 2006 is primarily due to losses of $622,000 relating to the vendor bankruptcy and lawsuit settlement discussed above. Excluding stock option and restricted stock compensation expense, the Company’s operating efficiency ratio for the second and first quarters of 2006 was 62.39% and 62.28%, respectively.

BALANCE SHEET

ASSETS

As of June 30, 2006, total assets were $2.696 billion, compared to $1.922 billion at March 31, 2006. The increase in assets reflects the acquisition of Southwest Community Bancorp.

LOANS

Total loans and leases held for investment, net of deferred fees and costs, were $1.785 billion at June 30, 2006, compared with $1.416 billion at March 31, 2006. Excluding the $334.9 million in loans associated with the acquisition of Southwest Community Bancorp, the annualized organic loan growth rate was 9.5% during the second quarter of 2006. The majority of the organic growth occurred in the residential real estate portfolio.

DEPOSITS

Total deposits were $2.207 billion at June 30, 2006, compared with $1.627 billion at March 31, 2006. Excluding the $562.4 million in deposits associated with the acquisition of Southwest Community Bancorp, the annualized organic deposit growth rate was 4.4% during the second quarter of 2006.

SHAREHOLDERS’ EQUITY

Total shareholders’ equity was $391.4 million at June 30, 2006, compared with $213.0 million at March 31, 2006. The increase in shareholders’ equity is primarily due to the issuance of common stock to the Southwest shareholders and the fair value of warrants assumed in connection with the acquisition of Southwest.

CREDIT QUALITY

The Company’s overall credit quality remained strong during the second quarter. While non-performing loans to total loans and leases held for investment increased to 0.17% at June 30, 2006 from 0.09% at March 31, 2006, the ratio remained well within the Company’s targeted level of risk. As such, management determined that no provision for loan and lease losses was required during the second quarter.

Net charge-offs were $11,000 in the second quarter of 2006, representing an annualized rate of 0.00% of average loans and leases held for investment, compared with net charge-offs of $149,000, or an annualized 0.04% of average loans and leases held for investment for the first quarter of 2006.

The allowance for loan and lease losses totaled $21.5 million at June 30, 2006 and represented 1.21% of loans and leases held for investment, net of deferred fees and costs, and 702.41% of non-performing loans and leases as of that date. The allowance for loan and lease losses totaled $16.6 million at March 31, 2006 and represented 1.17% of loans and leases held for investment net of deferred fees and costs, and 1,294.14% of non-performing loans and leases as of that date. The increase in the allowance at June 30, 2006 as compared to March 31, 2006 primarily relates to the inclusion of $5.0 million in allowances relating to loans acquired from Southwest.

SOUTHWEST COMMUNITY BANCORP ACQUISITION

As of the close of business on June 9, 2006, the Company completed the previously announced acquisition of Southwest Community Bancorp and its subsidiary Southwest Community Bank, a community bank with nine branches located in Southern California. With the completion of this acquisition, Southwest Community Bank merged into Placer Sierra Bank, a wholly owned subsidiary of Placer Sierra Bancshares. The assets acquired, including goodwill, totaled $756.5 million. Southwest Community Bancorp shareholders received 7,228,910 shares of Placer Sierra Bancshares common stock valued at $172.4 million on June 9, 2006. Placer Sierra Bancshares assumed all outstanding warrants which were convertible into a total of 153,346 shares of common stock as of June 9, 2006 valued at $2.8 million on the date of acquisition.

STOCK-BASED COMPENSATION

On January 1, 2006, the Company began expensing stock options in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment. Prior to January 1, 2006, no stock-based compensation expense was recognized for stock options issued. As a result of this accounting change, the Company is utilizing other stock-based compensation arrangements, such as restricted stock, in addition to stock options as part of the overall compensation strategy for executive management and directors.

The Company believes that the presentation of its operating earnings excluding the effects of stock-based compensation on 2006 earnings is important to gaining an understanding of the financial performance of its core banking operations. Accordingly, the following table shows operating earnings, exclusive of the impact of stock-based compensation, which is a non-GAAP basis presentation of the Company’s key performance indicators for the three and six months ended June 30, 2006 and 2005 (dollars in thousands, except per share data):

	For the Three Months Ended			For the Six Months Ended June 30,
	June 30,		March 31, 2006
	2006	2005		2006	2005
Net income	$6,151	$6,101	$5,527	$11,678	$11,271
Restricted stock compensation expense, net of tax	83	—	20	103	—
Stock option compensation expense, net of tax	103	—	81	184	—

Operating earnings	$6,337	$6,101	$5,628	$11,965	$11,271

Profitability Measures:
GAAP earnings per share - basic	$0.37	$0.41	$0.37	$0.73	$0.76
GAAP earnings per share - diluted	$0.36	$0.40	$0.36	$0.72	$0.74
GAAP return on average assets	1.19%	1.33%	1.18%	1.18%	1.24%
GAAP return on average shareholders’ equity	9.65%	12.53%	10.61%	10.05%	11.74%
GAAP efficiency ratio	63.54%	59.05%	62.99%	63.28%	61.42%
Operating earnings per share - basic	$0.38	$0.41	$0.37	$0.75	$0.76
Operating earnings per share - diluted	$0.37	$0.40	$0.37	$0.74	$0.74
Operating return on average assets	1.22%	1.33%	1.20%	1.21%	1.24%
Operating return on average shareholders’ equity	9.94%	12.53%	10.80%	10.30%	11.74%
Operating efficiency ratio	62.39%	59.05%	62.28%	62.33%	61.42%

REGULATORY CAPITAL

Placer Sierra Bancshares’ regulatory capital ratios at June 30, 2006 are as follows:

Leverage Ratio
Placer Sierra Bancshares	12.2%
Minimum regulatory requirement	4.0%

Tier 1 Risk-Based Capital Ratio
Placer Sierra Bancshares	11.5%
Minimum regulatory requirement	4.0%

Total Risk-Based Capital Ratio
Placer Sierra Bancshares	12.6%
Minimum regulatory requirement	8.0%

OUTLOOK

The Company now anticipates full year 2006 fully-diluted earnings per share to range from $1.49 to $1.51.

Commenting on the outlook for Placer Sierra Bancshares, Mr. Bachli said, “Increasing funding costs will continue to present challenges for earnings growth throughout the remainder of 2006. However, we believe we will see higher quarterly earnings over the second half of the year, as our net interest income increases from the growth in our loan portfolio and our referral fees on CRE loans continue to improve. With the expansion of our business development force and healthy economic conditions in our markets, we are confident in our ability to continue attracting quality assets to the Company. As our core deposit gathering initiatives gain traction in future quarters, we expect to deliver higher earnings growth for our shareholders.”

ABOUT PLACER SIERRA BANCSHARES

Placer Sierra Bancshares is a Northern California-based bank holding company for Placer Sierra Bank with 49 branches operating throughout California. The bank has 31 branches in Northern California extending from the Greater Sacramento area to the San Joaquin Valley. The bank also has 18 branches in the Southern California counties of Orange, Los Angeles, San Diego, Riverside and San Bernardino.

Placer Sierra Bank and its divisions, Sacramento Commercial Bank, Bank of Orange County, Bank of Lodi and Southwest Community Bank offer customers the resources of a large financial institution and the resourcefulness and superior customer service of a community bank.

Placer Sierra Bank offers a broad array of deposit products and services for both commercial and retail customers. These products include electronic banking, cash management services, electronic bill payment and investment services with an emphasis on relationship banking. Placer Sierra Bank also provides competitive loan products such as commercial loans and lines of credit, commercial real estate loans, Small Business Administration loans, residential mortgage loans, home equity lines of credit and construction loans. For more information, please visit www.placersierrabank.com.

Placer Sierra Bancshares is publicly traded on NASDAQ under the stock symbol PLSB. For more information about Placer Sierra Bancshares, please visit www.placersierrabancshares.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that involve inherent risks and uncertainties. All statements other than statements of historical fact are forward looking statements. The Company cautions readers that a number of important factors could cause actual results to differ materially from those in such forward-looking statements. Risks and uncertainties include, but are not limited to: the possibility that personnel changes will not proceed as planned; growth may be inhibited if the Company cannot attract deposits, including low-cost deposits; revenues are lower than expected or expenses are higher than expected; competitive pressure among depository institutions increases significantly; the cost of additional capital is more than expected; changes in the interest rate environment reduces interest margins; general economic conditions, either nationally or in the market areas in which the Company does business, are less favorable than expected; changes that may occur in the securities markets; the Company may suffer an interruption of services from third-party service providers that could adversely affect the Company’s business; the Company may not be able to maintain an effective system of internal and disclosure controls; estimated cost savings from the merger with Southwest Community Bancorp (Southwest) cannot be fully realized within the expected time frame; revenues following the merger are lower than expected; potential or actual litigation occurs; costs or difficulties related to the integration of the businesses of the Company and Southwest are more than expected; or legislation or changes in regulatory requirements adversely affect the businesses in which the Company would be engaged. Additional factors that could cause the Company’s financial results to differ materially from those described in the forward looking statements can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (under the heading “Risk Factors”), Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as filed with the SEC. The Company undertakes no obligation, and specifically disclaims any obligation, to revise or publicly release any revision or update to these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made. If any of these uncertainties materializes or any of these assumptions proves incorrect, the Company’s results could differ materially from the Company’s expectations as set forth in these statements.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

($ in thousands, except per share data)

	June 30, 2006	March 31, 2006	December 31, 2005
Assets:
Cash and due from banks	$227,828	$61,227	$55,768
Federal funds sold	80,917	18,296	1,500

Cash and cash equivalents	308,745	79,523	57,268
Interest bearing deposits with other banks	100	—	—
Investment securities available-for-sale, at fair value	250,960	226,213	228,379
Federal Reserve Bank and Federal Home Loan Bank stock	16,540	14,476	14,385
Loans and leases held for investment, net of allowance for loan and lease losses of $21,529 at June 30, 2006, $16,565 at March 31, 2006 and $16,714 at December 31, 2005	1,763,172	1,399,628	1,358,772
Premises and equipment, net	25,955	24,609	25,288
Cash surrender value of life insurance	54,639	44,736	44,330
Goodwill	216,465	103,260	103,260
Other intangible assets, net	23,821	11,119	11,589
Other assets	35,573	18,402	17,191

Total assets	$2,695,970	$1,921,966	$1,860,462

Liabilities and shareholders’ equity:
Liabilities:
Non-interest bearing deposits	$964,358	$494,879	$502,387
Interest bearing deposits	1,242,747	1,131,915	1,070,495

Deposits	2,207,105	1,626,794	1,572,882
Short-term borrowings	12,291	15,168	11,369
Accrued interest payable and other liabilities	21,562	13,432	13,319
Junior subordinated deferrable interest debentures	63,603	53,611	53,611

Total liabilities	2,304,561	1,709,005	1,651,181

Shareholders’ equity:
Preferred stock	—	—	—
Common stock	336,976	160,921	160,596
Retained earnings	59,010	54,670	50,948
Accumulated other comprehensive loss, net of taxes	(4,577)	(2,630)	(2,263)

Total shareholders’ equity	391,409	212,961	209,281

Total liabilities and shareholders’ equity	$2,695,970	$1,921,966	$1,860,462

Shares outstanding	22,359,832	15,081,654	15,042,981
Book value per share	$17.51	$14.12	$13.91

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

($ in thousands, except per share data)

	Three Months Ended			Six Months Ended June 30,
	June 30,		March 31, 2006
	2006	2005		2006	2005
Interest income:
Interest and fees on loans and leases held for investment	$27,909	$21,718	$24,622	$52,531	$42,484
Interest on interest bearing deposits with other banks	—	1	—	—	2
Interest and dividends on investment securities:
Taxable	2,570	2,580	2,527	5,097	4,953
Tax-exempt	240	187	183	423	350
Interest on federal funds sold	255	228	301	556	354

Total interest income	30,974	24,714	27,633	58,607	48,143

Interest expense:
Interest on deposits	6,324	3,346	5,662	11,986	6,097
Interest on short-term borrowings	294	25	102	396	59
Interest on junior subordinated deferrable interest debentures	1,096	836	1,036	2,132	1,596

Total interest expense	7,714	4,207	6,800	14,514	7,752

Net interest income	23,260	20,507	20,833	44,093	40,391

Provision for the allowance for loan and lease losses	—	—	—	—	—

Net interest income after provision for the allowance for loan and lease losses	23,260	20,507	20,833	44,093	40,391

Non-interest income:
Service charges and fees on deposit accounts	2,017	2,006	1,830	3,847	3,731
Referral and other loan-related fees	924	1,018	732	1,656	1,536
Increase in cash surrender value of life insurance	425	430	406	831	844
Gain on sale of loans, net	405	—	—	405	—
Debit card and merchant discount fees	349	306	300	649	589
Revenues from sales of non-deposit investment products	317	175	196	513	366
Loan servicing income	39	105	100	139	238
Loss on sale of investment securities available-for-sale, net	—	(55)	—	—	(55)
Other	139	119	126	265	318

Total non-interest income	4,615	4,104	3,690	8,305	7,567

Non-interest expense:
Salaries and employee benefits	9,290	7,400	8,301	17,591	14,998
Occupancy and equipment	2,279	1,941	2,063	4,342	3,991
Other	6,142	5,193	5,082	11,224	10,469

Total non-interest expense	17,711	14,534	15,446	33,157	29,458

Income before income taxes	10,164	10,077	9,077	19,241	18,500
Provision for income taxes	4,013	3,976	3,550	7,563	7,229

Net income	$6,151	$6,101	$5,527	$11,678	$11,271

Earnings per share:
Basic	$0.37	$0.41	$0.37	$0.73	$0.76

Diluted	$0.36	$0.40	$0.36	$0.72	$0.74

Weighted average shares outstanding:
Basic	16,745,134	14,914,983	15,047,255	15,900,885	14,901,931

Diluted	17,012,998	15,209,930	15,292,683	16,170,269	15,206,857

Cash dividends declared per share	$0.12	$0.12	$0.12	$0.24	$0.24

UNAUDITED CONDENSED CONSOLIDATED AVERAGE BALANCE SHEETS

($ in thousands)

	Three Months Ended			Six Months Ended June 30,
	June 30,		March 31, 2006
	2006	2005		2006	2005
Average assets:
Loans and leases, held for investment	$1,510,246	$1,301,172	$1,383,375	$1,447,161	$1,295,031
Investment securities available- for-sale	231,749	237,292	226,648	229,215	232,994
Federal funds sold	21,004	33,490	27,414	24,191	26,715
Interest bearing deposits with other banks	36	126	—	18	126
Other earning assets	15,127	13,449	14,400	14,765	11,948

Average earning assets	1,778,162	1,585,529	1,651,837	1,715,350	1,566,814
Other assets	299,923	255,190	244,703	272,464	259,227

Average total assets	$2,078,085	$1,840,719	$1,896,540	$1,987,814	$1,826,041

Average liabilities and shareholders’ equity:
Average liabilities:
Non-interest bearing deposits	$563,338	$494,825	$490,687	$527,212	$490,136
Interest bearing deposits	1,152,112	1,065,793	1,103,260	1,127,822	1,052,989

Average deposits	1,715,450	1,560,618	1,593,947	1,655,034	1,543,125

Other interest bearing liabilities	89,768	66,859	74,622	82,237	68,073
Other liabilities	17,272	17,939	16,710	16,180	21,262

Average liabilities	1,822,490	1,645,416	1,685,279	1,753,451	1,632,460
Average shareholders’ equity	255,595	195,303	211,261	234,363	193,581

Average liabilities and shareholders’ equity	$2,078,085	$1,840,719	$1,896,540	$1,987,814	$1,826,041

YIELD ANALYSIS:
Average loans and leases held for investment	$1,510,246	$1,301,172	$1,383,375	$1,447,161	$1,295,031
Yield	7.41%	6.69%	7.22%	7.32%	6.62%
Average earnings assets	$1,778,162	$1,585,529	$1,651,837	$1,715,350	$1,566,814
Yield	6.99%	6.25%	6.78%	6.89%	6.20%
Average interest bearing deposits	$1,152,112	$1,065,793	$1,103,260	$1,127,822	$1,052,989
Cost	2.20%	1.26%	2.08%	2.14%	1.17%
Average deposits	$1,715,450	$1,560,618	$1,593,947	$1,655,034	$1,543,125
Cost	1.48%	0.86%	1.44%	1.46%	0.80%
Average interest bearing liabilities	$1,241,880	$1,132,652	$1,177,882	$1,210,059	$1,121,062
Cost	2.49%	1.49%	2.34%	2.42%	1.39%
Interest spread	4.50%	4.76%	4.44%	4.47%	4.81%
Net interest margin	5.25%	5.19%	5.11%	5.18%	5.20%

CREDIT QUALITY MEASURES

	At or for the Six Months Ended 6/30/06	At or for the Three Months Ended 3/31/06	At or for the Twelve Months Ended 12/31/05	At or for the Nine Months Ended 9/30/05	At or for the Six Months Ended 6/30/05
Non-performing loans and leases to total loans and leases held for investment	0.17%	0.09%	0.22%	0.13%	0.24%
Non-performing assets to total assets	0.11%	0.07%	0.16%	0.09%	0.17%
Allowance for loan and lease losses to total loans and leases held for investment	1.21%	1.17%	1.22%	1.20%	1.24%
Allowance for loan and lease losses to non-performing loans and leases	702.41%	1294.14%	545.67%	948.36%	527.20%
Allowance for loan and lease losses to non-performing assets	702.41%	1294.14%	545.67%	948.36%	527.20%
Net charge-offs (recoveries) to average loans and leases held for investment	0.02%	0.04%	(0.04)%	0.00%	(0.04)%

LOANS

($ in thousands)

	Balance at 06/30/06	Balance at 03/31/06	Balance at 12/31/05	Balance at 09/30/05	Balance at 06/30/05
Loans and leases held for investment:
Real estate - mortgage	$1,260,853	$1,029,246	$990,362	$966,523	$949,131
Real estate - construction	327,757	211,605	207,078	197,975	183,886
Commercial	169,676	149,104	147,830	153,172	155,938
Agricultural	4,940	3,645	5,779	8,363	7,652
Consumer	13,370	12,181	11,703	10,910	10,950
Leases receivable and other	11,288	12,755	15,431	17,475	20,477

Total gross loans and leases held for investment	1,787,884	1,418,536	1,378,183	1,354,418	1,328,034

Less: Allowance for loan and lease losses	(21,529)	(16,565)	(16,714)	(16,236)	(16,475)
Deferred loan and lease fees, net	(3,183)	(2,343)	(2,697)	(2,567)	(2,172)

Total net loans and leases held for investment	$1,763,172	$1,399,628	$1,358,772	$1,335,615	$1,309,387

Total loans and leases held for investment, net of deferred fees and costs	$1,784,701	$1,416,193	$1,375,486	$1,351,851	$1,325,862

Percent of gross loans and leases held for investment:
Real estate - mortgage	70.5%	72.5%	71.9%	71.4%	71.5%
Real estate - construction	18.3%	14.9%	15.0%	14.6%	13.9%
Commercial	9.5%	10.5%	10.7%	11.3%	11.7%
Agricultural	0.3%	0.3%	0.4%	0.6%	0.6%
Consumer	0.8%	0.9%	0.8%	0.8%	0.8%
Leases receivable and other	0.6%	0.9%	1.2%	1.3%	1.5%

	100.0%	100.0%	100.0%	100.0%	100.0%

DEPOSITS

($ in thousands)

	Balance at 06/30/06	Balance at 03/31/06	Balance at 12/31/05	Balance at 09/30/05	Balance at 06/30/05
Non-interest bearing deposits	$964,358	$494,879	$502,387	$496,787	$501,492
Interest bearing deposits:
Interest bearing demand	228,723	224,537	223,932	248,013	248,653
Money market	418,329	355,474	289,497	292,154	285,149
Savings	150,514	151,809	164,123	173,138	181,797
Time, under $100,000	204,973	209,235	211,029	197,177	196,076
Time, $100,000 or more	240,208	190,860	181,914	168,478	170,012

Total interest bearing deposits	1,242,747	1,131,915	1,070,495	1,078,960	1,081,687

Total deposits	$2,207,105	$1,626,794	$1,572,882	$1,575,747	$1,583,179

Percent of total deposits:

Non-interest bearing deposits	43.7%	30.4%	31.9%	31.5%	31.7%
Interest bearing deposits:
Interest bearing demand	10.3%	13.8%	14.2%	15.7%	15.7%
Money market	19.0%	21.9%	18.5%	18.6%	18.0%
Savings	6.8%	9.3%	10.4%	11.0%	11.5%
Time, under $100,000	9.3%	12.9%	13.4%	12.5%	12.4%
Time, $100,000 or more	10.9%	11.7%	11.6%	10.7%	10.7%

Total interest bearing deposits	56.3%	69.6%	68.1%	68.5%	68.3%

	100.0%	100.0%	100.0%	100.0%	100.0%